Exhibit 21

KAMAN CORPORATION

SUBSIDIARIES

Following is a list of the Corporation's subsidiaries, each of which, unless otherwise indicated, is wholly owned by the Corporation either directly or through another subsidiary.  Second-tier subsidiaries are listed under the name of the parent subsidiary.

Name	State of Incorporation

Registrant: KAMAN CORPORATION	Connecticut

Subsidiaries:

Kaman Aerospace Group, Inc.	Connecticut

Kaman Aerospace Corporation	Delaware
K-MAX Corporation	Connecticut
Kaman Aerospace International Corporation	Connecticut
Kaman X Corporation	Connecticut
Kamatics Corporation	Connecticut
Kaman PlasticFab Group, Inc.	Delaware
Plastic Fabricating Company, Inc.	Delaware
Kaman Precision Products, Inc.	Florida
RWG Frankenjura-Industrie Flugwerklager GmbH	Germany
Kaman UK Holdings Limited	UK
Brookhouse Holdings Limited	UK
Brookhouse Group Holdings Limited	UK
Brookhouse 2004 Limited	UK
Brookhouse Tooling Limited	UK
Brookhouse Composites Limited	UK
Brookhouse Aerospace Limited	UK
Brookhouse (SPD) Tool Company Limited	UK
Brookhouse Automotive Limited	UK
Brookhouse IM Limited	UK

Kaman Industrial Technologies Corporation	Connecticut

Kaman Industrial Technologies, Ltd.	Canada
Delamac de Mexico, S.A. de C.V.	Mexico
Industrial Supply Corporation	Virginia
Industrial Rubber & Mechanics, Inc.	Puerto Rico